Exhibit 10.10

CHANGE OF CONTROL PLAN

The executive and employee change of control plan (the “Plan”) has been adopted by our board of directors on September 4, 2014 and was subsequently amended on December 11, 2014.

The Plan is effective as from September 4, 2014 with respect to the concerned executives and will be effective towards the concerned employees upon the execution by each concerned employee of an amendment to his or her employment agreement to this effect.

A free translation of the relevant excerpt of the minutes of our board of directors’ meeting held on December 11, 2014 is presented on the following page.

CELLECTIS

A French société anonyme with a share capital of EUR 1,470,986.05

Registered office: 8, rue de la Croix Jarry – 75013 Paris - France

428 859 052 R.C.S. Paris

Translated excerpt of the minutes of the board of directors

held on December 11, 2014

During its meeting held on December 11, 2014, the board of directors of Cellectis (the “Company”) has made the following decision:

Modifications of the circumstances in which a severance package should be paid by the Company to managers upon a change of control

The chairman reports that his attention has been drawn to the need to clarify the circumstances in which the severance package approved by the board of directors held on September 4, 2014 should be paid to the managers of the group upon a change of control.

The chairman reminds the directors the list of the relevant managers together with their respective compensation levels:

First name	Last name	Position	Annual compensation (gross)	Bonus (% of annual compensation)	Comments

André	Choulika	Chairman of the board of directors and CEO	240,000	80%
Mathieu	Simon	EVP	245,000	40%	contractual
David	Sourdive	EVP	180,000	40%
Philippe	Duchateau	CSO	120,000	40%
Marie-Bleuenn	Terrier	GC	85,000	14%	(non contractual 2013 bonus)
Philippe	Valachs	CS	144,000	40%
Thierry	Moulin	CFO	140,000	40%
Delphine	Jay	HR	110,000	12%	(non contractual 2013 bonus 2013)
Julia	Berretta	BusDev	70,000	12%	(non contractual 2013 bonus)
Laurent	Poirot	Innovation Manager	70,000	17%	(non contractual 2013 bonus)
Julianne	Smith	VP CART Platform	80,000	21%	(non contractual 2013 bonus)

The chairman also reminds the directors that the board of directors has, during its meeting held on September 4, 2014, set this severance package at an amount equal to 24 months of gross fixed salary (or for executives, 24 months of compensation) increased by an amount equal to the maximum target bonus to which the employees or executives concerned may be entitled for the year of their departure, or, in the absence of such a target bonus, 1.5 times the last annual bonus paid to them by the Company during the 12 months prior to their departure.

Notwithstanding the above, the board of directors, upon recommandation of the compensation committee, decides that the severance package to be paid to André Choulika, chief executive officer of Cellectis SA, shall amount to two years of compensation and two years of maximal target bonus to take into account the fact that André Choulika is not entitled to any legal or conventional severance payments in the absence of an employment agreement having been entered into between himself and the Company.

This amount would be in addition to any legal and conventional severance payments owed by the Company to the employees or executives concerned.

The Chairman suggests:

•	to extend the definition of a « change of control » triggering the payment of such a severance package from the crossing of the threshold of 50% of the share capital or voting rights only to all circumstances qualifying as a change of control within the meaning of article L. 233-3 of the French Commercial code; and

•	with respect to managers having entered into an employment agreement with the Company, to clarify that their departure as a result of a significant reduction of their responsabilities would trigger the payment of the abovementioned severance package only to the extent that such departure occurs within the 12-month period following a change of control; and

•	to extend from 12 to 36 months following a change of control the period during which the concerned managers would benefit from this severance package.

This amount would thus be paid by the Company should any of the following events occur, it being provided that such triggering events replace and supersede the triggering events approved by the board of directors during its meeting held on September 4, 2014:

•	with respect to all managers, whether they are executives of the Company or have entered into an employment agreement with the Company: should the employees or executives concerned not be renewed or be dismissed other than for gross misconduct (faute lourde) within the meaning of French labor law within the 36-month period following a change of control of the Company within the meaning of article L. 233-3 of the French Commercial code.

•	with respect to executives only: should they resign within the abovementioned 36-month period as a result of a significant reduction of their duties or compensation.

The president indicates that the granting to David Sourdives, deputy chief executive officer, and to himself of the severance package qualifies as a related party agreement which is therefore subject to the prior approval of the board of directors.

The board of directors, after discussions, unanimously:

•	approves to put into place the abovementioned amendments relating to the circumstances in which a severance package shall be paid to managers of the Company upon a change of control, it being specified that André Choulika et David Sourdives, did not participate to the vote,

*        *        *

*        *

*